                                                         Draft of April 11, 2000

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[_] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           PRIDE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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

                     [PRIDE INTERNATIONAL, INC. LETTERHEAD]

                                                                 April    , 2000

To Our Shareholders:

   We are pleased to invite you to attend the Annual Meeting of Shareholders of PRIDE INTERNATIONAL, INC., which will be held at 1:30 p.m., Houston time, on May 23, 2000, at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas.

   At this meeting, stockholders will be asked to approve and ratify the issuance in March 2000 of 4.5 million shares of our common stock to an investment fund managed by First Reserve Corporation, a private equity firm specializing in the energy industry. Affiliates of First Reserve now own 15.7% of our common stock. Also scheduled for consideration at this meeting is the ratification of PricewaterhouseCoopers as our independent accountants for 2000. The meeting will provide an opportunity to review with you our business and affairs during 1999.

   Whether or not you plan to attend, please sign, date and return the proxy card in the accompanying envelope. Your vote is important no matter how many shares you own. If you do attend the meeting and desire to vote in person, you may do so even though you have previously submitted your proxy.

   We look forward to seeing you at the meeting.

                                        Sincerely,

                                        Paul A. Bragg
                                        President and Chief Executive Officer

[LOGO]                     PRIDE INTERNATIONAL, INC.

                               ----------------

                 NOTICE OF 2000 ANNUAL MEETING OF SHAREHOLDERS
                          To be held on May 23, 2000

   The Annual Meeting of Shareholders of Pride International, Inc. will be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas 77027 on Tuesday, May 23, 2000, at 1:30 p.m., Houston Time, for the following purposes:

     1. To approve and ratify the issuance on March 31, 2000 of 4,500,000 shares of Pride common stock to First Reserve Fund VIII, L.P.

     2. To ratify the appointment of PricewaterhouseCoopers LLP as Pride's independent accountants for 2000.

     3. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

   Attached to this Notice is a Proxy Statement setting forth information with respect to the above items and certain other information.

   The Board of Directors has established April 3, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

   Shareholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy card and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time, and shareholders who are present at the meeting may withdraw their proxies and vote in person.

                                          By Order of the Board of Directors

                                          Robert W. Randall
                                          Secretary

April    , 2000
5847 San Felipe, Suite 3300
Houston, Texas 77057

                           PRIDE INTERNATIONAL, INC.
                          5847 San Felipe, Suite 3300
                             Houston, Texas 77057

                               ----------------

                                PROXY STATEMENT

                                      for

                      2000 ANNUAL MEETING OF SHAREHOLDERS

   This Proxy Statement is furnished in connection with the solicitation of proxies for use at the 2000 Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held on May 23, 2000, or at any adjournment or adjournments thereof, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

   All properly executed written proxies delivered pursuant to this solicitation (and not later revoked) will be voted at the Annual Meeting in accordance with the instructions given in the proxy. When voting, shareholders may vote for or against a proposal or may abstain from voting. Shareholders should vote their shares on the enclosed proxy card. If neither "for," "against" nor "abstain" is indicated, proxies that are signed and returned will be voted "for" approval and ratification of the issuance of 4.5 million shares of the Company's common stock to First Reserve Fund VIII, L.P. and "for" ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000.

   The accompanying proxy is solicited on behalf of the Board of Directors of the Company and is revocable at any time before it is exercised at the Annual Meeting by written notice of termination given to the Secretary of the Company or by filing with the Secretary a later-dated proxy. All shares of the Company's common stock represented by properly executed and unrevoked proxies will be voted if such proxies are received in time for the meeting. Such proxies, together with this Proxy Statement and the Company's Annual Report to
Shareholders, are being sent to shareholders on or about April    , 2000.

                QUORUM, VOTE REQUIRED AND REVOCATION OF PROXIES

   The Board of Directors has established April 3, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. At the record date, there were outstanding 65,065,636 shares of common stock held by 1,695 shareholders of record. Each share of common stock (other than the 4.5 million shares issued to First Reserve, which First Reserve has agreed not to vote) is entitled to one vote upon each matter to be voted on at the meeting. As of April 3, 2000, 13,559,410 shares of common stock, or 20.3% of the total outstanding, were beneficially owned by the directors and executive officers of the Company. Certain directors of the Company disclaim beneficial ownership of a total of 11,511,017 of these shares. See "Information Concerning Directors of the Company."

   The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock eligible to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes (proxies submitted by brokers that do not indicate a vote for a proposal because they do not have discretionary voting authority and have not received instructions as to how to vote on the proposal) are counted as present in determining whether the quorum requirement is satisfied. If a quorum is present, the approval and ratification of the issuance of the shares to First Reserve and the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000 requires the affirmative vote of at least a majority of the votes cast. Abstentions from voting will be included in the voting tally and will have the same effect as a vote against a proposal. Although broker non-votes are considered present for quorum purposes, they are not considered entitled to vote with respect to a proposal. Accordingly, broker non-votes will not affect the outcome of the voting, but will have the effect of reducing the number of affirmative votes required to achieve the majority vote for the proposal. The 4.5 million shares issued to First Reserve will not be counted as present or voting for the purposes described in this paragraph.

   The Company expects that no other matter will be brought before the Annual Meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

   Any holder of common stock has the right to revoke his or her proxy at any time prior to the voting thereof at the Annual Meeting by (1) filing a written revocation with the Secretary prior to the voting of such proxy, (2) giving a duly executed proxy bearing a later date or (3) attending the Annual Meeting and voting in person. Attendance by a shareholder will not itself revoke his or her proxy.

                     COST AND METHOD OF PROXY SOLICITATION

   The Company will bear the cost of the solicitation of proxies. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, facsimile or telegram or in person. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such material by mail to each beneficial owner of shares of the Company's common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in doing so. In addition, the Company has engaged Georgeson & Company to assist in the solicitation of proxies for a fee of $7,500, plus reimbursement of certain out-of-pocket expenses.

              ISSUANCE OF SHARES TO FIRST RESERVE FUND VIII, L.P.
                                   (ITEM 1)

   On March 31, 2000, the Company issued 4,500,000 shares of the Company's common stock (the "New First Reserve Shares") to First Reserve Fund VIII, L.P. ("Fund VIII"), an investment partnership managed by First Reserve Corporation ("First Reserve"), for $72.0 million in cash. First Reserve specializes in the energy industry. Founded in 1980, the firm has offices in Houston, Texas; Greenwich, Connecticut; and Denver, Colorado and manages a portfolio of energy holdings with a market value in excess of $1.5 billion. The $16.00 per share price paid by Fund VIII represents a discount of 5.9% to the closing bid price of the common stock on the New York Stock Exchange on the day prior to approval by the Company's Board of Directors. In determining the appropriate discount, the Board of Directors took into consideration that the stock to be issued to Fund VIII would be restricted stock and that, if the Company were to pursue an underwritten public offering or institutional block sales off of its "shelf" registration statement, the underwriters or purchasers would require a discount in line with that given to Fund VIII. The Company used approximately $52 million of the net proceeds from the issuance of the New First Reserve Shares to fund its acquisition of Servicios Especiales San Antonio S.A., formerly a subsidiary of Perez Companc S.A. San Antonio provides a variety of oilfield services to customers in Argentina, Venezuela, Bolivia and Peru. The Company expects to use the remaining proceeds for general corporate purposes.

   In 1999, Fund VIII and First Reserve Fund VII, L.P. ("Fund VII") purchased
5.7 million shares of the Company's common stock for $37.5 million in cash and the delivery of approximately $77 million principal amount at maturity of the Company's Zero Coupon Convertible Subordinated Debentures due 2018 that such funds had previously acquired. Fund VIII and Fund VII also invested an additional $12.5 million in cash in the common equity of an unconsolidated affiliate of the Company, which is exchangeable after three years (or earlier in certain events) at their option for an additional 1.0 million shares of the Company's common stock. Upon completion of the 1999 transactions, William E. Macaulay, Chairman and Chief Executive Officer of First Reserve, was appointed to the Board of Directors of the Company. After completion of the sale of the New First Reserve Shares, Fund VIII and Fund VII collectively own a total of
10.2 million shares of the Company's common stock, or approximately 15.7% of the total shares outstanding. Because First Reserve and its investment partnerships are deemed to be "Related Parties" under Rule 312.03(b) of the rules of the New York Stock Exchange and the New First Reserve Shares exceed five percent of the Company's voting stock outstanding immediately prior to the issuance, approval and ratification by the Company's shareholders of the issuance is required under that rule.

   The issuance of the New First Reserve Shares was made under a Securities Purchase Agreement dated March 31, 2000 among the Company, Fund VIII and Twin Oaks Financial Ltd., a subsidiary of the Company ("Twin Oaks"). Fund VIII has agreed that it will not vote the New First Reserve Shares on any matter for which shareholder approval is sought, including the proposals described in this Proxy Statement, and that it will not transfer beneficial ownership or otherwise dispose of the New First Reserve Shares to any person. These restrictions will cease to apply after the date the required shareholder approval is obtained (the "Shareholder Approval Date").

   Fund VIII has the right to cause Twin Oaks to purchase all, but not less than all, of the New First Reserve Shares for cash at a per share price equal to the average market price of the Company's common stock calculated for the 10 trading day period preceding the date Fund VIII exercises the put right. Fund VIII may not exercise this right prior to March 31, 2001 or the occurrence of change in control events involving the Company or Twin Oaks. The right terminates on the Shareholder Approval Date.

   If the Company's shareholders fail to approve and ratify the issuance of the New First Reserve Shares as described in this Item 1, Twin Oaks has the right to purchase all, but not less than all, of the New First Reserve Shares from Fund VIII for cash. The per share purchase price will be the greater of $16.00 (adjusted for stock splits, stock dividends and recapitalizations) and the average market price of the Company's common stock calculated for the 10 trading day period preceding the date Twin Oaks exercises the call right. Twin Oaks may exercise its call right at any time during the 30-day period beginning October 7, 2000. The right terminates on the Shareholder Approval Date. If Twin Oaks exercises its right, Fund VIII or any other affiliate of First Reserve (collectively, the "First Reserve Group") may purchase the Company's common stock in the open market, in equity offerings by the Company or otherwise up to the same number of shares purchased by Twin Oaks by exercise of its call right.

   The Company, Fund VIII and Fund VII also have entered into a Shareholders Agreement. The Shareholders Agreement provides that, as long as any member of the First Reserve Group owns Company Securities, First Reserve is entitled to nominate one director to the Company's Board of Directors. "Company Securities" include the Company's common stock and any class or series of the Company's preferred stock, and any other securities, warrants or options or rights of any nature that are convertible into, exchangeable for or exercisable for the purchase of, or otherwise give the holder any rights in, the Company's common stock, or any class or series of Company preferred stock entitled to vote generally for the election of directors or otherwise. The First Reserve director nominee currently is William E. Macaulay, Chairman and Chief Executive Officer of First Reserve. In addition, the Shareholders Agreement provides that:

  . Members of the First Reserve Group are restricted from acquiring Company Securities without the Company's consent if the effect would be to increase the First Reserve Group's ownership of Company Securities by an amount equal to three percent or more of either the voting power of the Company or the number of outstanding shares of any class or series of Company Securities. The First Reserve Group currently cannot acquire any additional shares of the Company's common stock without causing all other shareholders to receive preferred share purchase rights under the Company's Shareholder Rights Plan, unless such acquisition is expressly approved by the Company's Board of Directors.

  . Members of the First Reserve Group are restricted from transferring any Company Securities they own except in accordance with the Shareholders Agreement, which permits, among others, sales registered under the Securities Act of 1933, sales effected in compliance with Rule 144 under the Securities Act and other privately negotiated sales. Members of the First Reserve Group will, however, use their reasonable efforts to refrain from knowingly transferring more that five percent of the voting power of the Company to one person unless the Company consents.

  . Members of the First Reserve Group will vote all Company Securities they beneficially own with respect to each matter submitted to the Company's shareholders involving a business combination or other change in control of the Company that has not been approved by the Board of Directors either (a) in the manner recommended by the Board or (b) proportionately with all other holders of Company Securities voting with respect to such matter. The First Reserve Group will, however, retain the power to vote for the election of the nominee of First Reserve to the Company's Board. No member of the First Reserve Group will take any action, or solicit proxies in any fashion, inconsistent with the provisions of this paragraph.

  . No member of the First Reserve Group will join a group or otherwise act in concert with any other person for the purpose of acquiring, holding, voting or disposing of any Company Securities, other than the First Reserve Group itself.

   These restrictions will not apply during any period that the First Reserve director designee is not serving as a director either (a) as a result of a failure of the Company or its Board to comply with the terms of the Shareholders Agreement or (b) if such designee is not elected by the shareholders (and such terms are complied with).

   Members of the First Reserve Group also are provided demand and piggyback registration rights with respect to the Company's common stock they own.

   Approval and ratification of the issuance of the New First Reserve Shares to Fund VIII will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock represented in person or by proxy and constituting a quorum at the Annual Meeting. Your Board of Directors recommends a vote FOR such approval and ratification.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                                   (ITEM 2)

   PricewaterhouseCoopers LLP has been appointed by the Board of Directors as independent public accountants for the Company and its subsidiaries for the year ending December 31, 2000. This appointment is being presented to the shareholders for ratification. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make statements if they desire to do so and to respond to appropriate questions from shareholders.

   Ratification of the appointment of PricewaterhouseCoopers LLP will require the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock represented in person or by proxy and constituting a quorum at the Annual Meeting. Your Board of Directors recommends a vote FOR such ratification.

   If the shareholders fail to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants, it is not anticipated that PricewaterhouseCoopers LLP will be replaced in 2000. Such lack of approval will, however, be considered by the Audit Committee in selecting the Company's independent accountants for 2001.

                INFORMATION CONCERNING DIRECTORS OF THE COMPANY

   The Board of Directors currently consists of the eight members named in the table below. The term of each director will continue until the 2003 Annual Meeting of Shareholders and until their respective successors are elected. Presented below for each director are the number of shares of the Company's common stock beneficially owned as of April 3, 2000 and the percentage of outstanding shares of common stock that such number of shares represents. Unless otherwise indicated, the indicated owner has, or would have upon exercise of stock options, sole voting and investment power with respect to such shares.

                                                                     Percent of
                                                 Number of Shares    Outstanding
Name                                           Beneficially Owned(1)   Shares
----                                           --------------------- -----------
Paul A. Bragg.................................         444,050             *
James B. Clement..............................          42,083             *
Remi Dorval (2)...............................       1,331,583           2.0%
Jorge E. Estrada M. ..........................          50,000             *
Christian J. Boon Falleur ....................          68,833             *
William E. Macaulay (3).......................      10,228,267          15.7%
Ralph D. McBride..............................          39,633             *
James T. Sneed................................          43,933             *

--------
 * Less than 1% of issued and outstanding shares of the Company's common stock.
(1) Includes shares that may be acquired within 60 days of April 3, 2000 by exercise of stock options as follows: Mr. Bragg--402,850; Mr. Clement-- 42,083; Mr. Dorval--28,833; Mr. Boon Falleur--28,833; Mr. McBride-- 35,333; and Mr. Sneed--40,833.

(2) Mr. Dorval disclaims beneficial ownership of 1,282,750 shares beneficially owned by Soletanche Group, of which Mr. Dorval serves as a supervisory director.

(3) Mr. Macaulay disclaims beneficial ownership of 10,228,267 shares beneficially owned by First Reserve, with which Mr. Macaulay is affiliated. See "Issuance of Shares to First Reserve Fund VIII, L.P." and "Certain Shareholders."

   Paul A. Bragg, 44, has been Chief Executive Officer and a director since March 1999, President since February 1997 and was Chief Operating Officer from February 1997 to April 1999. He joined the Company in July 1993 as its Vice President and Chief Financial Officer. From 1988 until he joined the Company, Mr. Bragg was an independent business consultant and managed private investments. He previously served as Vice President and Chief Financial Officer of Energy Service Company, Inc. (now ENSCO International, Inc.), an oilfield services company, from 1983 through 1987. Mr. Bragg serves on the Executive Committee of the Board of Directors.

   James B. Clement, 54, has been a director of the Company since November 1993. From 1977 until October 1997, he was an executive officer of Offshore Logistics, Inc., a publicly traded company engaged in helicopter transportation services, serving as its President, Chief Executive Officer and a director since 1988. He is currently serving as a consultant to Offshore Logistics and manages personal investments. Mr. Clement serves on the Executive Committee and the Audit Committee of the Board of Directors. In March 1999, he was elected Chairman of the Board of the Company.

   Remi Dorval, 49, became a director of the Company in March 1997 in connection with the acquisition by the Company of the operating subsidiaries of Forasol-Foramer N.V. ("Forasol-Foramer"). From that time until March 1999, he served as Vice Chairman of the Board of the Company. For more than five years prior to becoming a director, Mr. Dorval was a Supervisory Director and Chief Executive Officer of Forasol-Foramer and its predecessors. Since 1990, he has been a supervisory director of Soletanche Group, a privately held French company, and is in charge of its interests in the oil and gas sector. Mr. Dorval serves on the Audit Committee of the Board of Directors.

   Jorge E. Estrada M., 52, has been a director of the Company since October 1993. For more than five years, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously, Mr. Estrada served as President--Worldwide Drilling Division of Geosource and Vice President of Geosource Exploration Division--Latin America.

   Christian J. Boon Falleur, 52, became a director of the Company in March 1997 in connection with the Forasol-Former transaction. For more than five years prior to becoming a director, Mr. Boon Falleur was a Supervisory Director and Executive Vice President of Forasol-Foramer and its predecessors. From 1972 until April 2000, he was affiliated with Ackermans & van Haaren Group, a publicly traded company listed on the Brussels Stock Exchange. Mr. Boon Falleur serves on the Compensation Committee of the Board of Directors.

   William E. Macaulay, 54, became a director of the Company in July 1999. See "Issuance of Shares to First Reserve Fund VIII, L.P." Mr. Macaulay is Chairman and Chief Executive Officer of First Reserve Corporation, the manager of the two funds that own 15.8% of the Company's common stock. He is a director of the following publicly held companies: National-Oilwell, Inc., a distributor of oilfield equipment and machinery, Weatherford International, Inc., an oilfield services company, Superior Energy Services, Inc., a provider of specialized oilfield services and equipment, Maverick Tube Corporation, a manufacturer of oilfield tubulars, line pipe and structural steel, TransMontaigne Inc., a company engaged in transporting, terminaling, storing and marketing refined petroleum products, and Grant Prideco, Inc., a company engaged in drill stem technology development and drill pipe manufacturing.

   Ralph D. McBride, 53, has been a director of the Company since September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, L.L.P. in Houston, Texas, since 1980. Bracewell & Patterson, L.L.P. provides legal services to the Company from time to time. The Company paid $528,000 to Bracewell & Patterson, L.L.P. for services rendered during 1999. Mr. McBride serves on the Executive Committee, the Audit Committee and the Compensation Committee of the Board of Directors. In March 1999, he was elected Vice Chairman of the Board of the Company.

   James T. Sneed, 68, has been a director of the Company since October 1992. In 1991 he retired after 37 years of employment with Mobil Oil Corporation where he was Production Manager USA. Mr. Sneed serves on the Executive Committee and the Compensation Committee of the Board of Directors.

Compensation of Directors

   General. The annual retainer for each outside director is $7,000 per quarter, or $28,000 annually. Mr. Clement, the Chairman of the Board, receives $14,000 per quarter, or $56,000 annually, less costs incurred by the Company in connection with providing Mr. Clement coverage under the Company's health insurance program. Each outside director also receives a fee of (i) $1,000 ($2,000 for Mr. Clement) for each Board meeting attended and (ii) $1,000 ($2,000 for Mr. Clement) for each committee meeting attended that is not on the date of a Board meeting or $500 ($1,000 for Mr. Clement) for each committee meeting attended that is on the date of a Board meeting.

   In addition, each director who is not an employee of the Company (other than Mr. Estrada) has received stock options under the Company's 1993 Directors' Stock Option Plan. A maximum of 400,000 shares of common stock is available for purchase upon exercise of options granted under the plan. Under the terms of the plan, each eligible director automatically receives an initial option grant of 10,000 shares upon becoming a director and, as long as the director remains eligible, may receive one grant annually as determined by the Board of Directors or the Executive Committee following the calendar year in which such director receives the initial grant. Persons who were eligible directors on the date the plan was adopted received their initial option grants of 10,000 shares each at that time. The exercise price of options is the fair market value per share on the date the option is granted. Options expire ten years from the date of grant. Each option becomes exercisable as to 50% of the shares covered at the end of one year from the date of grant and the remaining 50% at the end of two years from the date of grant. The plan provides for adjustments of options in cases of mergers, stock splits and similar capital reorganizations and for immediate vesting in the case of a change in control of the Company. The current directors collectively have been granted options to purchase 261,498 shares under the plan.

   Consulting Arrangement with Jorge E. Estrada. The Company and Mr. Estrada have entered into a consulting arrangement whereby Mr. Estrada is paid a fee for the successful completion by the Company of an acquisition referred to the Company by Mr. Estrada. The amount of the fee is based on the total dollar amount of the transaction and may not exceed $1.0 million per transaction. The Company has agreed to advance to Mr. Estrada an amount equal to $15,000 per month against the fees payable under the arrangement, which advances will be offset against any fees that become so payable. In addition, the Company has agreed, on a case-by-case basis, to pay Mr. Estrada a business development fee from revenues generated by projects identified by Mr. Estrada. In the event of a change of control of the Company, the agreement and any other benefits provided to Mr. Estrada will be automatically extended for three years, and any amounts payable may, at Mr. Estrada's election, be required to be paid upon demand in a lump sum. Fees paid to Mr. Estrada in 1999 under the agreement totaled $418,398.

Organization of the Board of Directors

   The Board of Directors is responsible for the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to an Executive Committee, an Audit Committee and a Compensation Committee. During 1999, the Board of Directors of the Company held 13 meetings. Each director attended at least 75% of the total number of meetings of the Board of Directors and of the total number of meetings held by each Committee of the Board on which he served. The Board does not have a standing nominating committee.

   The Executive Committee, currently comprising Messrs. Bragg, Clement, McBride and Sneed, may exercise the power and authority of the Board of Directors, subject to certain limitations, when the Board is not in session. The Executive Committee held one meeting during 1999.

   The Audit Committee, currently comprising Messrs. Clement, Dorval and McBride, has the authority and power to oversee the retention, performance and compensation of the independent public accountants of the Company, and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee held two meetings during 1999.

   The Compensation Committee, currently comprising Messrs. Boon Falleur, McBride and Sneed, recommends and approves employment agreements, salaries and incentive plans, stock options and employee benefit plans for officers and key employees. The Compensation Committee held two meetings during 1999.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

   Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's common stock with the Securities and Exchange Commission and, pursuant to rules promulgated under Section 16(a), such individuals are required to furnish the Company with copies of Section 16(a) reports they file. Based solely on a review of the copies of such reports furnished to the Company, the Company is not aware of any failure by any of its executive officers or directors to comply with the Section 16(a) reporting requirements during 1999.

                             CERTAIN SHAREHOLDERS

   The following table sets forth certain information as of April 3, 2000 (unless otherwise noted) with respect to the beneficial ownership of the Company's common stock by (1) each shareholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Company's common stock, (2) the persons named in the "Summary Compensation Table" herein and
(3) all executive officers and directors of the Company as a group. Unless otherwise indicated, all of such stock is owned directly, and the indicated person or entity has sole voting and investment power.

                                                           Number of
                                                             Shares    Percent
                                                          Beneficially   of
Name and Address                                           Owned (1)    Class
----------------                                          ------------ -------
First Reserve Corporation (2)............................  10,228,267   15.7%
 475 Steamboat Road
 Greenwich, Connecticut 06830
Paul A. Bragg (3)........................................     444,050       *
James W. Allen (3).......................................     514,121       *
John O'Leary (3).........................................     176,942       *
Gary W. Casswell (3).....................................      13,200       *
Gerard Godde (3).........................................     191,165       *
Ray H. Tolson (4)........................................     251,894       *
All current executive officers and directors as a group
 (15 persons)(5).........................................  13,559,410   20.3%

--------
 * Less than 1% of issued and outstanding shares of the Company's common stock.
(1) The number of shares beneficially owned by the named executive officers includes shares that may be acquired within 60 days by exercise of stock options or warrants as follows: Mr. Bragg--402,850; Mr. Allen--512,750; Mr. Godde--188,370; Mr. O'Leary--176,942 and Mr. Casswell--13,200.
(2) Fund VIII and Fund VII own beneficially and of record 9,407,940 shares and 820,327 shares, respectively, of the Company's common stock. The shares owned beneficially and of record by Fund VIII and Fund VII are beneficially owned by, and such funds share voting and investment power with respect to such shares with, First Reserve GP VII, L.P. (820,327 shares), First Reserve GP VIII, L.P. (9,407,940 shares), First Reserve Corporation (10,228,267 shares), Mr. Macaulay (10,228,267 shares) and Mr. John A. Hill (10,228,267 shares). First Reserve Corporation is the managing general partner of First Reserve GP VII, L.P. and First Reserve GP VIII, L.P., which are, in turn, the general partners of Fund VII and Fund VIII. Through their control positions within First Reserve Corporation and their ownership of shares of First Reserve Corporation, Mr. Macaulay and Mr. Hill may be deemed to share beneficial ownership of the shares of the Company's common stock. Mr. Macaulay and Mr. Hill disclaim beneficial ownership of such shares. See "Issuance of Shares to First Reserve Fund VIII, L.P."
(3) The business address of each named executive officer other than Mr. Tolson is c/o Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.
(4) Effective March 1999, Mr. Tolson retired as the Chairman of the Board and Chief Executive Officer of the Company. See "Certain Relationships and Related Transactions." His business address is HC12 Box 64R, Fredericksburg, Texas 78624.
(5) Certain directors of the Company disclaim beneficial ownership of a total of 11,511,017 of these shares. See note 2 above and "Information Concerning Directors of the Company."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   Forasol-Foramer Acquisition. In accordance with the purchase agreement pursuant to which the Company acquired the operating subsidiaries of Forasol-Foramer, until March 2002, Ackermans & van Haaren Group and its affiliates (collectively, the "AVH Group") are entitled to nominate one director to the Board of Directors of the Company; provided that the AVH Group continues to own, directly or indirectly, at least 50% of the shares of the Company's common stock acquired pursuant to the purchase agreement. Christian J. Boon Falleur has been the director nominee of the AVH Group, and, although Mr. Boon Falleur is no longer affiliated with the AVH Group, the AVH Group has not named a replacement or requested Mr. Boon Falleur to resign.

   So long as the Board of Directors of the Company includes a person designated by the AVH Group (or the AVH Group has participated in the designation of such person), and for a period of not less than 90 days after the Board of Directors of the Company ceases to include any person so designated, the AVH Group may not, either directly or indirectly, individually or as a member of any group, (1) participate in any unsolicited offer to acquire control of the Company or in any election contest relating to the Company; (2) vote any of the shares of common stock acquired pursuant to the purchase agreement in the election of directors of the Company for any person other than the persons nominated by the Board of Directors of the Company (including those nominated pursuant to the agreements described above); (3) vote in favor of any business combination or any other transaction with a third party that has not been approved by at least a majority of the members of the Company's Board of Directors; (4) increase its ownership in the Company such that the AVH Group, individually or with the Soletanche Group (the other former controlling shareholder of Forasol-Foramer), would own or control more than 20% of the Company's outstanding voting securities; or (5) enter into any discussions, negotiations, arrangements or understandings with any third party with a view to taking, or advising, aiding, abetting, soliciting, inducing or encouraging, any action prohibited by any of the foregoing.

   Retirement of Ray H. Tolson. In connection with the retirement of Ray H. Tolson in March 1999 as the Company's Chairman of the Board and Chief Executive Officer, the Company made severance payments of $5.0 million to Mr. Tolson and $3.0 million to his deferred compensation account, which are to be paid to him in ten substantially equal annual installments. As consideration for such payments, Mr. Tolson agreed to, among other things, (1) the immediate termination of his employment agreement with the Company, (2) the cancellation of all options to purchase the Company's common stock held by him, (3) the cancellation of an airplane lease between Mr. Tolson as lessor and the Company as lessee having a remaining term of approximately four years, and (4) a five-year non-competition agreement.

                      COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

   The following table discloses compensation for the years ended December 31, 1999, 1998 and 1997 for the persons who served as Chief Executive Officer in 1999 and the four other most highly compensated executive officers of the Company.

                          Summary Compensation Table

                                                   Long-Term
                                                  Compensation
                                                     Awards
                                                  ------------
                                     Annual
                                  Compensation       Shares
    Name and Principal          -----------------  Underlying     All Other
       Position (1)        Year  Salary   Bonus     Options    Compensation (2)
    ------------------     ---- -------- -------- ------------ ----------------
Paul A. Bragg............. 1999 $402,141 $598,858   129,000       $   9,776
 President and Chief       1998  313,692  158,072   198,750           9,830
 Executive Officer         1997  272,154  408,231   150,000           4,826

James W. Allen............ 1999  298,846  222,517    50,000          11,042
 Senior Vice President and 1998  268,077   90,057   175,000          10,231
 Chief Operating Officer   1997  224,807  224,807   125,000           5,227

John O'Leary.............. 1999  227,846  127,238    50,000           9,854
 Vice President --         1998  196,462   49,499   145,201              --
 International Marketing   1997  148,356  101,467   171,200              --

Gary W. Casswell (3)...... 1999  190,768   89,830    15,500             334
 Vice President -- Eastern 1998   63,000   34,699    35,000              --
 Hemisphere Operations     1997       --       --        --              --

Gerard Godde.............. 1999  227,140   72,167     8,000              --
 Senior Vice President     1998  197,000  108,504   129,850              --
                           1997  142,397   77,980   187,700              --

Ray H. Tolson (4)......... 1999  148,846       --        --       8,000,870
 Former Chief Executive    1998  413,077  277,536   307,139          12,829
 Officer                   1997  366,154  732,307   175,000           9,357

--------
(1)  As of December 31, 1999.
(2) Includes matching contributions deposited into the Company's 401(k) plan and salary deferrals into the Company's restoration plan.
(3)  Mr. Casswell joined the Company in August 1998.
(4) In March 1999, Mr. Tolson retired as Chairman of the Board and Chief Executive Officer, and the options held by him were cancelled in partial consideration of certain severance payments aggregating $8.0 million. See "Certain Relationships and Related Transactions."

Option Grants, Exercise and Valuation

   During 1999, options were granted to the Mr. Bragg and the four other most highly compensated executive officers of the Company as shown in the first table below. All such options were granted at fair market value on the grant date. Such options generally become exercisable as to one-fifth of the shares covered thereby at the end of each six-month period after the grant date. Each option permits tax withholding to be paid by the withholding of shares of common stock issuable upon exercise of the option. Shown in the second table below is information with respect to unexercised options held at December 31, 1999.

                             Option Grants in 1999

                                            Individual Grants
                         --------------------------------------------------------
                                                                                  Potential Realizable Value
                                                                                    at Assumed Annual Rates
                            Number of      % of Total                             of Stock Price Appreciation
                           Securities    Options Granted  Exercise or                 for Option Term(1)
                           Underlying    to Employees in  Base Price   Expiration ---------------------------
Name                     Options Granted      1999       ($ per Share)    Date         5%           10%
----                     --------------- --------------- ------------- ---------- ---------------------------
Paul A Bragg............     129,000          24.6%         $10.50      07/22/09  $    851,838 $    2,158,724
James W. Allen..........      50,000           9.5%          10.50      07/22/09       330,170        836,715
John O'Leary............      50,000           9.5%          10.50      07/22/09       330,170        836,715
Gary W. Casswell........      15,500           3.0%          10.50      07/22/09       102,353        259,382
Gerard Godde............       8,000           1.5%          10.50      07/22/09        52,827        133,874

--------
(1) The amounts under these columns result from calculations assuming 5% and 10% annual growth rates through the actual option term as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of the Company's common stock. The gains reflect a future value based upon growth at these prescribed rates.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Value

                                               Number of Shares
                                            Underlying Unexercised   Value of Unexercised In-
                          Shares            Options at Fiscal Year     the-Money Options at
                         Acquired                   End(1)              Fiscal Year-End(2)
                            on     Value   ------------------------- -------------------------
Name                     Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Paul A. Bragg...........    --       --      431,800      179,950    $1,536,813   $1,101,656
James W. Allen..........    --       --      537,750      176,250     1,885,900      759,225
John O'Leary............    --       --      195,982      134,621       471,319      604,742
Gary W. Casswell........    --       --       17,100       33,400       105,538      190,275
Gerard Godde............    --       --      221,540      104,010       346,947      495,090

--------
(1) Number of options shown includes all options (both in and out of the money) at December 31, 1999.
(2) Value reflects those options in-the-money based on a closing price of $14 5/8 per share at December 31, 1999, less the option exercise price. Options are in-the-money if the market value of the shares covered thereby exceeds the option exercise price.

Employment Agreements

   The Company is a party to employment agreements with Messrs. Bragg and Allen, each for a term ending February 4, 2001. Each agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon a February 4 anniversary date, with at least one year's advance notice. Each agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive (1) two full years of base salary (not less than the highest annual base salary during the preceding three years); (2) two years of life, health, accident and disability insurance benefits for himself and dependents; (3) an amount equal to two times the target award for the Company's annual incentive compensation plan described below under "Report of the Compensation Committee on Executive Compensation"; and (4) immediate vesting of the executive's options and awards. The agreements treat death, disability, certain constructive terminations of an executive or the Company's failure to renew an agreement at the end of its term as an involuntary termination of the executive.

   Each agreement also provides for compensation due to involuntary termination following a Change in Control. "Change in Control" is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of the voting power in the surviving company and sale or liquidation of the Company. In the event of a Change in Control, the term of the agreements will be extended for a period of three years from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including certain voluntary resignations by the executive), the executive will be entitled to receive (1) salary and benefits equal to three full years of compensation; (2) bonus equal to three times the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for three years or until reemployment; and (4) immediate vesting of the executive's options and awards. The agreements also provide that the Company shall reimburse the executive for certain taxes incurred by the executive as a result of payments following a Change in Control.

   In addition, each executive's contract provides a noncompete clause for two years after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause is void.

   The Company also is a party to an employment agreement with Mr. Casswell for a term ending August 15, 2000. The agreement is subject to automatic renewals for successive one-year terms until either party terminates the contract effective upon an August 15 anniversary date, with at least one year's advance notice. The agreement provides that if the executive is terminated involuntarily for reasons not associated with a Change in Control and not due to cause (as defined), the executive will receive (1) one year of base salary (not less than the highest annual base salary during the preceding three years); (2) one year of life, health, accident and disability insurance benefits for himself and dependents; (3) an amount equal to the target award for the Company's annual incentive compensation plan described below under "Report of the Compensation Committee on Executive Compensation"; and (4) immediate vesting of the executive's options and awards. The agreement treats death, disability, certain constructive terminations of the executive or the Company's failure to renew the agreement at the end of its term as an involuntary termination of the executive.

   The agreement also provides for compensation due to involuntary termination following a Change in Control. "Change in Control" is defined to include the acquisition by a person of 20% or more of the Company's voting power, certain changes in a majority of the Board of Directors, a merger resulting in existing shareholders having less than 50% of the voting power in the surviving company and sale or liquidation of the Company. In the event of a Change in Control, the term of the agreement will be extended for a period of two years from the date of the Change in Control. In the event of a termination during the extended term of the agreement (including certain voluntary resignations by the executive), the executive will be entitled to receive (1) salary and benefits equal to two full years of compensation; (2) bonus equal to two times the maximum award for the year of termination; (3) life, health and accident and disability insurance continued for two years or until reemployment; and (4) immediate vesting of the executive's options and awards.

   In addition, the executive's contract provides a noncompete clause for one year after termination (voluntary or involuntary) assuming that it was not due to a Change in Control. In the event of a Change in Control, the noncompete clause is void.

   In connection with the acquisition of the operating subsidiaries of Forasol-Foramer, the Company entered into severance agreements with Messrs. O'Leary and Godde. Each agreement provides that, if he is terminated other than for reasons of misconduct, resignation, death, disability or the attainment of 65 years of age, he will receive one month of gross salary (as defined) for each year of service with Forasol-Foramer and the Company. In addition, the Company will provide him and his dependents 18 months of coverage under the Company's retirement and benefit plans.

Report of the Compensation Committee on Executive Compensation

   The Compensation Committee (the "Committee") consists of three outside directors, Messrs. McBride, Boon Falleur and Sneed (Chairman), who neither are officers or employees of the Company nor eligible to participate in any of the compensation programs the Committee administers. The Committee meets at least semiannually to review, recommend and approve employment agreements, salaries, incentive plans, stock options and employee benefit plans for officers and key employees. The key elements of the Committee's compensation program are base salary, annual incentive awards and long-term incentive awards.

   Base Salary. Under the Committee's program, the base salary for the executive officers and other key employees is established to position the individual in the median to upper salary level for the individual's peers in the contract drilling industry. Specific compensation for individual executives will vary within this target range as a result of the subjective judgment of the Committee. The Company has employment agreements with eight executive officers. These executives received base salary increases ranging from 5% to 10% (equal to a weighted average of 5.5%) effective January 1, 1999.

   Annual Incentive Compensation. The second component of the program is the annual incentive compensation plan. Because of depressed market conditions experienced during 1999, the Compensation Committee modified the Company's annual incentive compensation plan from the traditional measures used by the Company in prior years. The modified plan provides incentives to each executive officer to maximize cash generation and profitability of the Company, enhance liquidity, build cash balances and reduce debt. Bonuses were paid on a discretionary basis by the Compensation Committee from a bonus pool based on the amount of free cash flow generated by the Company as determined in accordance with the plan. For 1999, the amount of free cash flow was $25.4 million, resulting in a bonus pool of $3.4 million.

   Long-Term Incentive Compensation. The final component of the Committee's compensation program is the Company's 1998 Long-Term Incentive Plan. Under the plan, the Committee is authorized to grant key employees, including the named executive officers, stock options and other stock and cash awards in an effort to provide long-term incentives to such executives. The Committee currently views stock options as the most effective way to tie the long-term interests of management directly to those of the shareholders. In awarding stock options to executives other than the Chief Executive Officer, the Committee reviews and approves or modifies recommendations made by the Chief Executive Officer.

   Factors used in determining individual award size are competitive practice (awards needed to attract and retain management talent), rank within the Company (internal equity), responsibility for asset management (size of job) and ability to affect profitability. In each individual case, previous option and performance unit grants are considered in determining the size of new awards. Considering these factors, the Committee makes a subjective determination as to the level of each award.

   Chief Executive Officer Compensation. The Committee applies the executive compensation program described above in determining the Chief Executive Officer's total compensation. In 1999, the Committee reviewed Mr. Bragg's base salary, comparing it to the salary of his peers in the international contract drilling industry, and recommended to the Board of Directors that his base salary be increased to $410,000. For 1999, the Company awarded Mr. Bragg an incentive bonus of $598,858, which represented an incentive compensation award of 146% of Mr. Bragg's base salary. In addition, the Committee awarded options to Mr. Bragg to purchase an additional 129,000 shares of the Company's common stock (at the market value of such stock on the date of the award).

   Supplemental Retirement Plan. The Committee has implemented a supplemental Executive Retirement Plan for executives that are selected from time to time by the Company's Chief Executive Officer and approved by the Committee. Currently, Messrs. Bragg and Allen participate in the Plan.

   Limit on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code of 1986 denies a compensation deduction for federal income tax purposes for certain compensation in excess of $1 million paid to specified individuals. "Performance based" compensation meeting specified standards is deductible without regard to the $1 million cap. The Committee does not anticipate any payment of compensation in 1999 or 2000 in excess of what is deductible under Section 162(m), and believes that options granted under the 1998 Long-Term Incentive Plan currently meet the requirements for "performance based" compensation.

   The Committee believes its practices are fair and equitable for both the executive officers and the shareholders of the Company.

                                          Respectfully submitted,

                                          Christian J. Boon Falleur
                                          Ralph D. McBride
                                          James T. Sneed

Shareholder Return Performance Presentation

   Presented below is a line graph comparing for the last five years the yearly change in the Company's common stock against the SCI Index (which includes 82 upstream oil service and equipment companies in the February 1999 SCI Monthly Performance & Valuation Guide), the SCI Offshore Drillers Index (which includes, among others, the Company, Atwood Oceanics, Inc., Diamond Offshore Drilling, Inc., ENSCO International Incorporated, Global Marine Inc., Marine Drilling Companies, Inc., Noble Drilling Corporation, R&B Falcon Corporation and Rowan Companies, Inc.) and the S&P 500 Index.



                             [CHART APPEARS HERE]

                                             1994  1995  1996  1997  1998  1999
                                             ----- ----- ----- ----- ----- -----
   Pride.................................... 100.0 212.5 465.0 505.0 141.3 292.5
   SCI...................................... 100.0 155.7 247.8 374.4 154.6 218.6
   SCI Offshore............................. 100.0 192.8 457.3 587.7 215.1 415.0
   S&P 500.................................. 100.0 137.5 168.5 224.5 288.7 349.4

                      SUBMISSION OF SHAREHOLDER PROPOSALS
                          FOR THE 2001 ANNUAL MEETING

   To be included in the proxy materials for the 2001 Annual Meeting of Shareholders, shareholder proposals submitted for presentation at the annual
meeting must be received by the Company no later than December   , 2000.
Proxies granted in connection with that annual meeting may confer discretionary authority to vote on any shareholder proposal if notice of the
proposal is not received by the Company by March    , 2000. It is suggested
that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of the Company. No shareholder proposals have been received for inclusion in this Proxy Statement.

               DISCRETIONARY VOTING OF PROXIES ON OTHER MATTERS

   Management does not intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Shareholders, and it does not know of any business that persons, other than management, intend to present at the meeting. If any other matters requiring a vote of the shareholders arises, the proxies in the enclosed form shall be deemed to confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority for any such other matter in accordance with their best judgment. Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, as filed with the Securities and Exchange Commission, are available without charge to shareholders upon request to Earl W. McNiel, Chief Financial Officer, Pride International, Inc., 5847 San Felipe, Suite 3300, Houston, Texas 77057.

                                          By Order of the Board of Directors

                                          Robert W. Randall, Secretary

                           PRIDE INTERNATIONAL, INC.
                   Proxy--2000 Annual Meeting of Shareholders
                                  May 23, 2000

  The undersigned acknowledges receipt of the Notice of Annual Meeting of
Shareholders and Proxy Statement dated April    , 2000. Paul A. Bragg and
Robert W. Randall, each with full power of substitution, and acting alone, are hereby constituted proxies of the undersigned and authorized to attend the Annual Meeting of Shareholders of Pride International, Inc. (the "Company") to be held at the St. Regis Hotel, 1919 Briar Oaks Lane, Houston, Texas on May 23, 2000 at 1:30 p.m., Houston Time, or any adjournment of such meeting, and to represent and vote all shares of common stock of the Company that the undersigned is entitled to vote.

1. Approval and ratification of the issuance on March 31, 2000 of 4,500,000 shares of the Company's common stock to First Reserve Fund VIII, L.P.
                  FOR [_]       AGAINST [_]       WITHHELD [_]

2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants
                  FOR [_]       AGAINST [_]       WITHHELD [_]

                (Continued, and to be signed, on the other side)
  This proxy is revocable. The undersigned hereby revokes any proxy or proxies to vote or act with respect to such shares heretofore given by the undersigned.


  This proxy is solicited on behalf of the Board of Directors. This proxy will be voted in accordance with the instructions specified above and, in the absence of such specifications, will be voted "FOR" Items 1 and 2. If any other business properly comes before the meeting or any adjournment thereof, this proxy will be voted in the discretion of the proxies named herein.

  Please mark, sign, date and return this proxy promptly using the enclosed envelope.

                                   Dated: _____________________________________

                                   --------------------------------------------
                                   (Signature)

                                   --------------------------------------------
                                   (Signature if held jointly)

                                   --------------------------------------------
                                   (Printed Name)

                                   Please sign exactly as your stock is
                                   registered. Joint owners should each sign personally. Executors, administrators, trustees, etc. should so indicate when signing.